Exhibit 12.1

August 5, 2022

Coyuchi, Inc.

1400 Tennessee Street, Unit 1

San Francisco, California 94107

Re:	Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Coyuchi, Inc., a California corporation (the “Company”), with respect to the preparation and filing of an offering statement on Form 1-A (the “Offering Statement”) under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement covers the contemplated (i) sale and issuance by the Company of up to 14,814,815 shares of the Company’s Series C preferred stock, par value $0.00001 per share (the “Series C Preferred Stock”), as well as the shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) into which such shares of Series C Preferred Stock may convert (the “Company Shares”) and (ii) sale by the selling stockholders identified in the Offering Statement of up to 3,703,703 shares of Series C Preferred Stock as well as the shares of Common Stock into which such shares of Series C Preferred Stock may convert (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”).

This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Part III of Form 1-A.

In connection with the opinion contained herein, we have examined the Offering Statement, the offering circular forming a part thereof (the “Offering Circular”), the Company’s Fourth Amended and Restated Articles of Incorporation, Certificate of Amendment to the Fourth Amended and Restated Articles of Incorporation, and Bylaws, the Company’s Certificate of Determination of Preferences of the Series C Preferred Stock, the minutes of meetings of the Company’s board of directors, as well as all other documents in our judgment necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the completeness and conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties thereunder and the accuracy and completeness of all public records reviewed by us.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares being sold pursuant to the Offering Statement are duly authorized and will be, when issued or resold, as applicable, in the manner described in the Offering Statement, legally and validly issued, fully paid and nonassessable.

August 5, 2022

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference made to our firm under the caption “Legal Matters” in the Offering Circular. In giving such consent, we do not thereby admit that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP